Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lake City Bank Parent Announces
4% Increase in Quarterly Dividend

Warsaw, Indiana (January 14, 2025) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced that the Board of Directors approved a quarterly cash dividend for the first quarter of 2025 of $0.50 per share, payable February 5, 2025, to shareholders of record as of January 25, 2025. The quarterly dividend represents a 4% increase over the quarterly dividend rate of $0.48 per share paid in 2024.

“We are pleased to announce another increase to our common stock dividend. Our compounded annual growth rate has been 11% over the last five years contributing meaningfully to our total return to shareholders,” commented David M. Findlay, Chairman and Chief Executive Officer. “Our capital provides a solid foundation for continued organic loan growth as well as making it possible to increase our dividend for shareholders.”

Lake City Bank, a $6.7 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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